                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                Omnicare, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
               Not Applicable

     (2) Aggregate number of securities to which transaction applies:
               Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

     (4) Proposed maximum aggregate value of transaction:
               Not Applicable

     (5) Total fee paid:
               Not Applicable

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
               Not Applicable

     (2) Form, Schedule or Registration Statement No.:
               Not Applicable

     (3) Filing Party:
               Not Applicable

     (4) Date Filed:
               Not Applicable

                                    [ LOGO ]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1996


         The Annual Meeting of Stockholders of Omnicare, Inc. (the "Company") will be held at The Phoenix Club, 812 Race Street, Cincinnati, Ohio, on Monday, May 20, 1996 at 10:00 a.m. The purpose of the Annual Meeting is to consider and act upon:

         (1)     the election of directors;

         (2) the approval of the Company's Annual Incentive Plan for Senior Executive Officers;

         (3) the adoption of an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 44,000,000 to 110,000,000;

         (4) the ratification of the selection of Price Waterhouse LLP as independent accountants of the Company; and

         (5) any other business as may properly be brought before the meeting.

         Stockholders of record at the close of business on April 8, 1996 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

         Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and mail it in the enclosed envelope at your earliest convenience. No postage is required if it is mailed in the United States.

                                        By Order of the Board of Directors

                                                 Cheryl D. Hodges
                                                   Secretary

Cincinnati, Ohio
April 19, 1996

YOUR VOTE IS IMPORTANT! TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE TAKE A MOMENT TO SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                 OMNICARE, INC.
                               2800 CHEMED CENTER
                             255 EAST FIFTH STREET
                          CINCINNATI, OHIO  45202-4728
                       _________________________________

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Omnicare, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on May 20, 1996, and any adjournments thereof ("Annual Meeting"). Stockholders of record as of the close of business on April 8, 1996 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of such date, the Company had outstanding 32,325,281 shares of its Common Stock, par value $1 per share ("Common Stock"), having one vote per share.

         To constitute a quorum at the Annual Meeting, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions will be treated as votes cast on a particular proposal as well as shares present at the Annual Meeting. Where nominee stockholders are not permitted to vote on a specific issue because they did not receive specified instructions on the specific issue from the beneficial owners of the shares ("Broker Nonvotes"), such Broker Nonvotes will be treated as not present at the meeting for purposes of calculating the results of the vote on the specific issue. Accordingly, abstentions and Broker Nonvotes have the effect of a negative vote on any proposal where the vote required to pass the proposal is a percentage of the outstanding shares, but only abstentions have the effect of a negative vote when the vote required to pass a proposal is a percentage of the shares present at the Annual Meeting. Shares represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted (1) to elect as directors the 16 persons named below; (2) to approve the Company's Annual Incentive Plan for Senior Executive Officers; (3) to adopt the proposed amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock; and (4) to ratify the selection of Price Waterhouse LLP as independent accountants of the Company for 1996. A proxy may be revoked at any time prior to its exercise by the execution of a proxy signed at a later date or by the giving of written notice of revocation to the Secretary of the Company. A revocation during the Annual Meeting will not affect any vote previously taken.

         This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about April 19, 1996.

         All share amounts and per share data in this Proxy Statement have been adjusted to reflect a two-for-one stock split distributed on June 21, 1995.

                             ELECTION OF DIRECTORS

         The number of directors to be elected at the Annual Meeting has been fixed by the Board of Directors at sixteen. Directors are to be elected to serve until the following annual meeting of stockholders and until their respective successors are duly elected and qualified. Set forth below are the names of the persons to be nominated by the Board of Directors, together with a description of each person's principal occupation during at least the past five years and other pertinent information. Each of the nominees for election as a director is currently a director of the Company.

         The Company has a program under which certain nominations for membership on the Board of Directors are generally rotated among senior operating executives of the Company and its subsidiaries. The persons considered to be in the rotating group are Messrs. Timothy E. Bien, Ronald K. Baur, Richard L. Doane, Tracy Finn, Thomas W. Ludeke, Jeffrey M. Stamps and Ms. Mary Lou Fox. Mr. Baur and Ms. Fox are being nominated from that group this year. It is anticipated that additional executives of the Company will be included in such rotating group in future years.

         No person may be nominated for election as a director unless written notice of intention to nominate such person (which notice shall contain the prospective nominee's name, address and occupation) has been given to the Chairman, the President or the Secretary of the Company by a stockholder entitled to notice of, and to attend, a meeting of stockholders at which directors are to be elected, not later than 15 business days before such meeting.

         Unless authority is withheld for individual nominees or all nominees, it is intended that the shares represented by each proxy will be voted for the nominees listed below. The Company anticipates that all nominees listed in this Proxy Statement will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for a substitute nominee designated by the Board of Directors and for the remaining nominees (except where a proxy withholds authority with respect to the election of directors).


                                    NOMINEES

EDWARD L. HUTTON               Mr. Hutton is Chairman of the Company and has
Director since 1981            held this position since May 1981. Additionally,
Age: 76                        he is Chairman and Chief Executive Officer and a
                               director of Chemed Corporation, Cincinnati, Ohio
                               (a diversified public corporation with interests in plumbing and drain cleaning services, janitorial supplies and health care services)(hereinafter "Chemed") and has held these positions since November 1993 and April
                               1970, respectively. Previously, he was President and Chief Executive Officer of Chemed, positions he had held from April 1970 to November 1993. He is also Chairman and a director of Roto-Rooter, Inc., Cincinnati, Ohio (plumbing and drain cleaning services)(hereinafter "Roto-Rooter"), and is Chairman and a director of National
                               Sanitary Supply Company, Cincinnati, Ohio
                               (sanitary and maintenance supplies distributor)
                               (hereinafter "National Sanitary"). Mr. Hutton is the father of Thomas C. Hutton who is a director of the Company.

JOEL F. GEMUNDER               Mr. Gemunder is President of the Company and has
Director since 1981            held this position since May 1981. From January
Age: 56                        1981 until July 1981, he served as Chief
                               Executive Officer of the partnership organized as a predecessor to the Company for the purpose of owning and operating certain health care businesses of Chemed and Daylin, Inc., each then a subsidiary of W.R. Grace & Co. Mr. Gemunder was an Executive Vice President of Chemed and Group
                               Executive of its Health Care Group from May 1981 through July 1981 and a Vice President of Chemed from 1977 until May 1981. Mr. Gemunder is a director of Chemed.

RONALD K. BAUR                 Mr. Baur is Regional Vice President-Operations of
Director since 1994            the Company, a position he has held since
Age: 54                        February 1994. Previously, he was Regional Vice
                               President-Operations of the Company's Pharmacy
                               Services Group (a group of subsidiaries engaged in providing pharmacy services to nursing homes)
                               (hereinafter "Pharmacy Services Group") from
                               March 1993 to February 1994 when the Pharmacy
                               Services Group was integrated into the corporate management structure of the Company. He is also
                               President of Interlock Pharmacy Systems, Inc.,
                               St. Louis, Missouri (pharmacy services for nursing homes)(hereinafter "Interlock"), a subsidiary of the Company. He has held this position since the Company's acquisition of Interlock in July 1992. From 1973 to July 1992, he was the sole stockholder and the President of Interlock.

KENNETH W. CHESTERMAN          Mr. Chesterman is an Executive Vice President of
Director since 1984            the Company and has held this position since
Age: 55                        1984. He had also served as President of the
                               Pharmacy Services Group from August 1989 to
                               February 1994. From August 1984 to August 1989, he held the position of President of the Company's subsidiary, HPI Health Care Services,
                               Inc., Los Angeles, California (health care services)(hereinafter "HPI"), which was sold in August 1989.

CHARLES H. ERHART, JR.         Mr. Erhart retired as President of W.R. Grace &
Director since 1981            Co., Boca Raton, Florida (international specialty
Age: 70                        chemicals and health care) (hereinafter "Grace")
                               in August 1990. He had held this position since
                               July 1989. From November 1986 to July 1989, he was Chairman of the Executive Committee of Grace.
                               From May 1981 to November 1986, he served as Vice
                               Chairman and Chief Administrative Officer of
                               Grace. Mr. Erhart is a director of Chemed, Roto-Rooter and National Sanitary.

MARY LOU FOX                   Ms. Fox is Vice President-Marketing of the
Director since 1993            Company and has held this position since February
Age:  65                       1994. From July 1993 to February 1994, she was
                               Vice President-Marketing of the Pharmacy Services
                               Group. She is also President of Westhaven
                               Services Co., Toledo, Ohio (pharmacy services for nursing homes) (hereinafter "Westhaven"), a subsidiary of the Company. She has held this position since the Company's acquisition of Westhaven in October 1992. From 1976 to October
                               1992, she was the sole stockholder and the President of Westhaven.

CHERYL D. HODGES               Ms. Hodges is Senior Vice President and Secretary
Director since May 1992        of the Company and has held these positions since
Age: 44                        February 1994. From August 1986 to February 1994,
                               she was Vice President and Secretary of the Company. From August 1982 to August 1986, she served as Vice President-Corporate and Investor
                               Relations. Ms. Hodges has also served as a director of the Company for four prior terms, 1984-85; 1986-87; 1988-89 and 1990-91.

THOMAS C. HUTTON               Mr. Hutton is a Vice President of Chemed and has
Director since 1983            held this position since February 1988. Mr.
Age:  45                       Hutton is a director of Chemed, Roto-Rooter and
                               National Sanitary. He is the son of Edward L.
                               Hutton, Chairman of the Company.

PATRICK E. KEEFE              Mr. Keefe is Senior Vice President-Operations of
Director since 1993           the Company and has held this position since
Age:  50                      February 1994. From April 1993 to February 1994,
                              he was Vice President-Operations of the Company.
                              From April 1992 to April 1993, he served as Vice
                              President-Pharmacy Management Programs of
                              Diagnostek, Inc., Albuquerque, New Mexico
                              (mail-service pharmacy and health care services)
                              (hereinafter "Diagnostek"). From September 1990 to April 1992, Mr. Keefe served as President of
                              HPI, a subsidiary of Diagnostek, which was acquired from the Company in August 1989. From
                              August 1984 to September 1990, he served as Executive Vice President of HPI.

SANDRA E. LANEY                Ms. Laney is Senior Vice President and Chief
Director since 1987            Administrative Officer of Chemed and has held
Age: 52                        these positions since November 1993 and May 1991,
                               respectively. From May 1984 to November 1993, she was a Vice President of Chemed. Ms. Laney is a director of Chemed, Roto-Rooter and National
                               Sanitary.

ANDREA R. LINDELL, DNSc, RN    Dr. Lindell is Dean and Professor in the College
Director since 1992            of Nursing and Health at the University of
Age: 52                        Cincinnati, a position she has held since
                               December 1990. She also serves as director -
                               Center for Allied Health at the University of Cincinnati. From August 1981 to August 1990, Dr.
                               Lindell served as Dean and a Professor in the School of Nursing at Oakland University,
                               Rochester, Michigan.

SHELDON MARGEN, M.D.           Dr. Margen is a Professor Emeritus in the School
Director since 1983            of Public Health, University of California,
Age: 76                        Berkeley, a position he has held since May 1989.
                               He had served as a Professor of Public Health at the University of California, Berkeley, since
                               1979.

KEVIN J. McNAMARA              Mr. McNamara is President of Chemed and has held
Director since 1986            this position since August 1994. From November
Age: 42                        1993 to August 1994, Mr. McNamara was Executive
                               Vice President, Secretary and General Counsel of
                               Chemed. Previously, from May 1992 to November
                               1993, he held the positions of Vice Chairman, Secretary and General Counsel of Chemed. From
                               August 1986 to May 1992, he served as Vice
                               President, Secretary and General Counsel of
                               Chemed. From November 1990 to December 1992, Mr.
                               McNamara served as an Executive Vice President and Chief Operating Officer of the Company. From
                               November 1989 to November 1990, he served as a Vice President of the Company. Mr. McNamara also serves as Vice Chairman of Roto-Rooter and National Sanitary. He is a director of Chemed, Roto-Rooter and National Sanitary.

JOHN M. MOUNT                  Mr. Mount is a Principal of Lynch-Mount
Previously a Director          Associates, Cincinnati, Ohio (management
from May 1988 to April 1991    consulting) and has held this position since
and since May 1994             November 1993. From April 1991 to November 1993,
Age: 54                        Mr. Mount was Senior Vice President of Diversey
                               Corporation, Detroit, Michigan (specialty chemicals) (hereinafter "Diversey"), and
                               President of Diversey's DuBois Industrial
                               Division. Previously, from May 1989 to April
                               1991, Mr. Mount was an Executive Vice President of Chemed and President of Chemed's then wholly-owned subsidiary, DuBois Chemicals, Inc.
                               He held the latter position from September 1986 to April 1991. He is a director of Chemed.

TIMOTHY S. O'TOOLE             Mr. O'Toole is an Executive Vice President and
Director since 1989            the Treasurer of Chemed, positions he has held
Age: 40                        since May 1992. From February 1989 to May 1992,
                               he was a Vice President and Treasurer of Chemed.
                               From May 1988 to February 1989, he served as Vice
                               President and Director of Taxes of Chemed. He is a director of Chemed, Roto-Rooter, National
                               Sanitary and Vitas Healthcare Corporation, Miami,
                               Florida (hospice management).

D. WALTER ROBBINS, JR.         Mr. Robbins retired as Vice Chairman of Grace in
Director since 1981            January 1987 and thereafter became a consultant
Age: 76                        to Grace until July 1995. He is a director of
                               Chemed, Roto-Rooter and National Sanitary.

                      COMMITTEES AND MEETINGS OF THE BOARD

         The Board of Directors of the Company has an Incentive Committee, a Compensation Committee and an Audit Committee. The Company does not have a Nominating Committee.

         The Incentive Committee (a) administers the Company's stock-based incentive plans under which it makes determinations concerning the grant of stock options and stock awards to key employees of the Company and (b) makes recommendations to the Board of Directors concerning additional year-end contributions by the Company under the Company's Employees' Savings and Investment Plan. The Incentive Committee consists of Messrs. Erhart, Mount and Robbins. The Incentive Committee met on four occasions during 1995.

         The Compensation Committee makes recommendations to the Board of Directors concerning (a) salary and incentive compensation payable to officers and certain other key employees of the Company, (b) establishment of incentive compensation plans and programs generally and (c) adoption and administration of certain employee benefit plans and programs. The Compensation Committee consists of Messrs. Robbins and Mount and Dr. Margen. Ms. Laney was a member of this Committee in 1995. The Compensation Committee met on five occasions during 1995.

         The Audit Committee (a) recommends to the Board of Directors a firm of independent accountants to audit the Company and its consolidated subsidiaries,
(b) reviews and reports to the Board of Directors on the Company's annual financial statements and the independent accountants' report on such financial statements and (c) meets with the Company's senior financial officers, internal auditors and independent accountants to review audit plans and other matters regarding the Company's accounting, financial reporting and internal control systems. The Audit Committee consists of Messrs. Erhart and Robbins,
Dr. Lindell and Ms. Laney.  The Audit Committee met on two occasions during
1995.

         During 1995, there were five meetings of the Board of Directors and each director attended at least 75% of the aggregate of (a) the total number of meetings held by the Board of Directors during the period for which he or she has been a director and (b) the total number of meetings held by all Committees of the Board of Directors during the period for which he or she served.


                           REMUNERATION OF DIRECTORS

         In 1995, each member of the Board of Directors who was not a regular employee of the Company was paid $1,200 ($1,300 beginning November 1, 1995) for his or her attendance at each meeting of the Board and $500 ($750 beginning November 1, 1995) for each meeting of a Committee of the Board of which he or she was a member. The Chairmen of the Committees of the Board were paid an additional $1,200 ($2,000 after November 1, 1995) per year. During 1995, each member of the Board of Directors was granted an annual unrestricted stock award covering 200 shares of the Company's Common Stock under the 1992 Long-Term Stock Incentive Plan ("1992 Plan"). In consideration of special services to the Company during 1995, Mr. T.C. Hutton received additional stock awards covering 400 shares, Mr. O'Toole received 500 shares and Ms. Laney received additional stock awards covering 750 shares, all of which were granted under the Company's 1992 Plan. Each of these individuals was a director of the Company but did not serve as a member of the Incentive Committee of either the Company or an affiliated company or as a regular employee of the Company at the date of grant. Also during 1995, Messrs. Erhart and Robbins each received an additional annual fee of $8,000 and Mr. T.C. Hutton received an additional annual fee of $5,000. Such fees were paid in lieu of stock options granted to directors in previous years. These individuals were members of the Incentive Committee of either the Company or an affiliated company on the dates of such grants and thus were ineligible to participate.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation of the Company's most highly compensated executive officers (the "named executives") for services to the Company and its subsidiaries during 1995, 1994 and 1993.


                           SUMMARY COMPENSATION TABLE


- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Long-Term
                                                                                                  Compensation
                                                                                             -----------------------
                                                                 Annual Compensation                  Awards
                                                          --------------------------------   -----------------------

                                                                                                         # of Shares   All Other
                                                                                             Restricted   Underlying  Compensation
Name and Principal Position                        Year   Salary       Bonus        Other     Stock (5)    Options        (6)
- ----------------------------------------------------------------------------------------------------------------------------------


E. L. Hutton - Chairman                            1995  $506,229(1)  $491,125     $42,208   $2,350,000    140,000         --
                                                   1994   364,471(1)   595,000(3)     --        470,000       --           --
                                                   1993   328,839(1)   313,350(4)     --        325,268     34,000         --

J. F. Gemunder - President                         1995  $473,750     $504,200     $55,628   $2,350,000    140,000     $376,879
                                                   1994   336,975      595,000(3)     --        470,000       --        134,753
                                                   1993   309,350      264,450(4)     --        325,268     34,000       92,434

K.W. Chesterman - Executive Vice President         1995  $187,800     $190,297        --     $  752,000     50,000     $168,731
                                                   1994   174,605      190,000(3)     --        270,250       --         53,596
                                                   1993   163,630      144,025(4)     --        187,041     22,000       52,636

P.E. Keefe - Senior Vice President - Operations    1995  $155,937     $157,037        --     $  658,000     45,000     $132,106
                                                   1994   128,750      146,500(3)     --        211,500       --         41,430
                                                   1993    86,846(2)    79,415(4)     --        146,378     50,000       20,362

C.D. Hodges - Senior Vice President and Secretary  1995  $127,350     $ 73,756        --     $  564,000     32,000     $ 94,250
                                                   1994   109,468      130,000(3)     --        169,200       --         43,287
                                                   1993    96,560       87,225(4)     --        117,109     12,000       34,994
- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------

(1) The amounts shown include $119,149 for 1993, $140,773 for 1994 and $197,396 in 1995 representing annual compensation deferred by Mr. Hutton. Mr. Hutton participates in a deferred compensation plan in lieu of participation in the Company's pension and other benefit plans. This deferred compensation plan provides that an amount equal to 20% of the total compensation paid to Mr. Hutton by the Company, plus a market rate interest equivalent thereon, will accumulate in an account for Mr. Hutton's benefit. The plan further provides that annually, beginning December 1, 1991, a specified percentage (20% in 1991 and 50% in 1992 and thereafter) of the then current balance of his account is to be paid to him, and upon his death, any remaining balance is to be paid in a lump sum payment to his beneficiaries.

(2)      Mr. Keefe was employed by the Company on April 11, 1993.

(3) Includes special bonus related to the successful completion of a public offering of Common Stock in November 1994 in the following amounts: Mr. Hutton -- $345,000; Mr. Gemunder -- $345,000; Mr. Chesterman -- $62,000; Mr. Keefe -- $44,000 and Ms. Hodges -- $90,000.

(4) Includes special bonus related to the successful completion of the Company's $80,500,000 convertible note offering in October 1993 in the following amounts: Mr. Hutton -- $150,000, Mr. Gemunder -- $150,000, Mr. Chesterman -- $45,000, Mr. Keefe -- $20,000 and Ms. Hodges -- $60,000.

(5) Under the Company's stock award program, restricted shares of Common Stock were issued as long-term, incentive compensation to the named executives and other key employees. Restricted shares vest in five or seven equal annual installments as determined by the Incentive Committee. If the recipient's employment terminates due to death, disability, retirement under a retirement plan of the Company, or change in control of the Company, the restrictions terminate. Otherwise, in the event of termination of employment, unvested shares are forfeited. Recipients receive dividends on the awarded shares. Restricted stock awards were granted in February 1996 for 1995 services as long-term incentive compensation. The numbers of restricted shares granted in February 1996 to the named executives are as follows: Mr. Hutton -- 50,000 shares; Mr. Gemunder -- 50,000 shares; Mr. Chesterman -- 16,000 shares; Mr. Keefe -- 14,000 shares; and Ms. Hodges -- 12,000 shares. As of December 31, 1995, the number and value of the aggregate restricted stock holdings of the named executives were: Mr. Hutton -- 36,856 shares or $1,460,429; Mr. Gemunder -- 36,856 shares or $1,460,429; Mr. Chesterman -- 21,194 shares or $839,802; Mr. Keefe -- 16,586 shares or $657,218; and Ms. Hodges -- 13,270 shares or $525,811.

(6) This column includes the dollar value of shares of Common Stock allocated to the named executives' accounts in the Company's Employee Stock Ownership Plan (the "ESOP") which are attributable to the Company's contributions to the ESOP. Participants are entitled to receive the fully vested shares allocated to their accounts upon death, disability, retirement or termination of employment. To the extent benefits under the ESOP are otherwise limited by provisions of the Internal Revenue Code, the Company's Excess Benefits Plan provides that the Company will provide from its general funds a benefit to an employee equal to the benefit which would have been provided but for the limitations of the Internal Revenue Code. The benefits shown include those provided under the Excess Benefits Plan. For 1995, the numbers of shares attributable to these plans and the dollar values thereof included in the table for each named executive are as follows:
         Mr. Gemunder -- 9,899 shares or $358,770; Mr. Chesterman -- 4,199 shares or $149,511; Mr. Keefe -- 3,275 shares or $116,821; and Ms. Hodges -- 2,337 shares or $85,926. This column also includes (a) life insurance premiums paid by the Company (Mr. Gemunder - $1,530; Mr. Chesterman - $873; Mr. Keefe - $612; Ms. Hodges - $492); and (b) the value of premium payments made by the Company for the benefit of the recipient under a split dollar life insurance policy, which provides for the refund of premiums to the Company upon termination of the policy (unrelated to term life insurance coverage) (Mr. Gemunder - $16,579; Mr. Chesterman - $18,347; Mr. Keefe - $14,673 and Ms. Hodges
         - $7,832).

STOCK OPTIONS

         The following table sets forth information regarding stock options granted to the named executives during 1995:

                             OPTION GRANTS IN 1995


- -----------------------------------------------------------------------------------------------------------------------
                            Individual Grants                                             Potential Realizable Value at
                                                                                          Assumed Annual Rates of Stock
                                                                                          Price Appreciation for Option
                                                                                          Term
- -----------------------------------------------------------------------------------------------------------------------
                       Number
                         of            Percent of
                       Shares         Total Options
                     Underlying        Granted to
                       Options        Employees in      Exercise price     Expiration
           Name      Granted(1)        Fiscal Year          ($/Sh)            Date              5%               10%
- -----------------------------------------------------------------------------------------------------------------------
  E.L. Hutton         140,000             26.5%             $24.25         3-01-2005       $2,135,000        $5,411,000

  J.F. Gemunder       140,000             26.5%             $24.25         3-01-2005        2,135,000         5,411,000

  K.W. Chesterman      50,000              9.5%             $24.25         3-01-2005          762,500         1,932,500

  P.E. Keefe           45,000              8.5%             $24.25         3-01-2005          686,250         1,739,250

  C.D. Hodges          32,000              6.0%             $24.25         3-01-2005          488,000         1,236,800
- ----------------------------------------------------------------------------------------------------------------------

__________________________

(1) All such options were granted on March 1, 1995 and provide for the purchase of shares of the Company's common stock at a price equal to the fair market value on the date of a grant and become exercisable in four equal annual installments commencing one year from the date of grant.

         The following table sets forth information regarding stock options exercised by the named executives during 1995 and the value of unexercised options held by the named executives as of December 31, 1995.

                    AGGREGATED OPTION EXERCISES IN 1995 AND
                         FISCAL YEAR-END OPTION VALUES


- ------------------------------------------------------------------------------------------------------------------
                                                      Number of Shares Underlying      Value of Unexercised In-
                      Shares                           Unexercised Options at            The-Money Options at
                     Acquired                            Fiscal Year-End (#)             Fiscal Year-End ($)
                        on                            ------------------------------------------------------------
    Name            Exercise (#)    Value Realized ($)  Exercisable   Unexercisable    Exercisable   Unexercisable
- ------------------------------------------------------------------------------------------------------------------
  E.L. Hutton         38,500         $  630,168                -0-       187,000        $      -0-     $4,555,110

  J.F. Gemunder       15,600            319,313            201,400       187,000         7,486,360      4,555,110

  K.W. Chesterman     60,000          1,151,250             95,500        78,500         3,504,005      2,047,555

  P.E. Keefe          12,500            206,625                -0-        70,000               -0-      1,845,125

  C.D. Hodges          7,000            207,283             13,500        45,500           478,845      1,141,205
- ------------------------------------------------------------------------------------------------------------------

PENSION PLAN

         The Company has a pension plan qualified under the Internal Revenue Code (the "Code") which provides retirement benefits to employees of certain business units (the "Qualified Plan") and an excess benefits plan (the "Excess Benefits Plan") which provides retirement payments to participants in the amount necessary so that they receive what they would have received under the Qualified Plan if payments to them under the Qualified Plan were not limited by the Code and other restrictions. The named executives, other than Mr. E. L. Hutton, participate in the Qualified Plan and the Excess Benefits Plan.

         Retirement benefits under the Qualified Plan are calculated on the basis of the employee's earnings during the highest consecutive 60-month period during the employee's last 120 months of employment ("Final Average Compensation") and are subject to partial offset for social security benefits and payments under the Company's prior pension plan. The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Pension Plan and the Excess Benefits Plan at selected compensation levels after various years of service. Amounts are shown on a 10-year certain and life form, after the applicable reduction for social security benefits.

                               PENSION PLAN TABLE

- -------------------------------------------------------------------------------------------------
                                                       Years of Service (2)
Final Average              ----------------------------------------------------------------------
Compensation (1)              15             20             25              30             35
- -------------------------------------------------------------------------------------------------
   $150,000                $ 29,257       $ 39,010       $ 48,762        $ 58,514       $ 66,014
    200,000                  40,507         54,010         67,512          81,014         91,014

    300,000                  63,007         84,010        105,012         126,014        141,014

    400,000                  85,507        114,010        142,512         171,014        191,014
    500,000                 108,007        144,010        180,012         216,014        241,014

    600,000                 130,507        174,010        217,512         261,014        291,014
    700,000                 153,007        204,010        255,012         306,014        341,014

    800,000                 175,507        234,010        292,512         351,014        391,014

    900,000                 198,007        264,010        330,012         396,014        441,014
- -------------------------------------------------------------------------------------------------



____________________________

         (1) For purposes of the Pension Plan, such earnings generally include base salary and incentive compensation which for the named executives are set forth in the "Salary" and "Bonus" columns of the Summary Compensation Table as well as the value of stock awards vesting during the year.

         (2) As of December 31, 1995, Messrs. Gemunder, Chesterman and Keefe and Ms. Hodges had 32, 21, 5 and 14 years of service, respectively. Mr. E.L. Hutton does not participate in the Pension Plan; however, Mr. Hutton participates in a deferred compensation plan. See "Summary Compensation Table."

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with certain of its executive officers. Mr. Gemunder's employment agreement provides for his continued employment as President of the Company through August 3, 2000, subject to earlier termination under certain circumstances, at a base salary of $500,000 per annum or such higher amounts as the Board of Directors may determine as well as participation in incentive compensation plans, stock incentive plans and other employee benefit plans. The agreement also provides for his continued nomination as a director of the Company. In the event of termination without cause or a material reduction in authority or responsibility, the agreement provides that Mr. Gemunder will receive severance payments equal to 150% of his then current base salary plus the amount of incentive compensation most recently paid or approved in respect of the previous year and the fair market value of all stock awards which have vested during the twelve months prior to termination ("Covered Compensation") for the balance of the term of the agreement. Ms. Hodges' employment agreement is essentially identical to that of Mr. Gemunder, except that her agreement provides for a base salary of $135,000 per annum and provides for her nomination as a director, no less frequently than bi-annually. Messrs. Chesterman and Keefe each have employment agreements which are also essentially identical to that of Mr. Gemunder except that minimum base salaries are $193,300 and $168,500, respectively, director nomination is not stipulated and severance payments resulting from the conditions described above would equal 100% of Covered Compensation.


                 JOINT REPORT OF THE COMPENSATION AND INCENTIVE
                      COMMITTEES ON EXECUTIVE COMPENSATION

         The Company believes that executive compensation should be directly and materially linked to the financial and operating performance of the Company and increases in stockholder value. The Company's executive compensation program combines base salary, annual cash incentive compensation, and long-term incentive compensation in the form of stock options and restricted stock awards with various benefit plans, including pension plans, savings plans and medical benefits generally available to salaried employees of the Company.

         The executive compensation program is administered through the coordinated efforts of the Compensation Committee and the Incentive Committee of the Board of Directors. The membership of both committees is comprised of outside directors (i.e. non-employees of the Company). The Compensation Committee is responsible for the review, approval and recommendation to the Board of Directors of matters concerning base salary and annual cash incentive compensation for key executives of the Company. The recommendations of the Compensation Committee on such matters must be approved by the full Board of Directors. The Incentive Committee administers the Company's stock incentive plans under which it reviews and makes grants of stock options and restricted stock awards. Both the Compensation and Incentive Committees may use their discretion to set executive compensation where, in their judgment, external, internal or individual circumstances warrant.

Base Salary and Annual Incentive Opportunity

         In determining base salary levels, the Compensation Committee considers the executive's responsibilities, experience, performance and specific issues particular to the Company. In general, base salaries are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executives when considered with the other components of the Company's compensation program.

         Annual incentive compensation provides a direct financial incentive to executives, in the form of an annual cash bonus, to achieve their business unit's and the Company's annual goals. Financial and operational goals are established at the beginning of each fiscal year and generally take into account such measures of performance as sales and earnings growth, profitability, cash flow and return on investment. Non-financial measures of performance include organizational development, product or service expansion and strategic positioning of the Company's assets. Specific relative weights are not assigned to each performance factor, since the relative importance of each factor varies depending upon the executive's specific job responsibilities. Instead, each individual compensation decision is made on a case-by-case basis and will ultimately depend upon the judgment of the Compensation Committee.

         Individual performance is also taken into account in determining the amount of individual bonuses. The Committee believes that bonuses as a percent of an executive's salary should be sufficiently high to provide a major incentive for achieving annual performance targets. For the Chairman and the President, annual cash incentive compensation for 1996 would be determined in accordance with the "Annual Incentive Plan for

Senior Executive Officers" (the "AIP"), if the AIP is approved by stockholders at the Annual Meeting. The AIP is designed to comply with Section 162(m) of the Internal Revenue Code (the "Code"), which is discussed below and under "Approval of Annual Incentive Plan for Senior Executive Officers," at page
16.

Long-Term Incentive Compensation

         The stock option and restricted stock program forms the basis of the Company's long-term incentive plan for executives. This program seeks to align executive and long-term stockholder interests by creating a strong and direct link between executive compensation and stockholder return.

         Stock options and restricted stock awards are granted annually and are generally the primary incentive for long-term performance as they are granted at or above fair market value and have vesting restrictions which generally lapse over five to seven year periods. The Incentive Committee considers each grantee's current stock option and award holdings in making such grants. Both the amounts of restricted stock awards and the proportion of stock options increase as a function of higher salary and position of responsibility within the Company.

Policy on Deductibility of Compensation

        The Compensation and Incentive Committees are continuing to review the implications of Section 162(m) of the Code and the recently adopted Treasury Regulations under that section. Section 162(m) limits to $1,000,000 the amount that may be deducted by a publicly-held company for compensation paid each year to each of its five most highly-paid executive officers. Federal law excludes compensation from the $1,000,000 limit if it is paid under specified conditions, including that the compensation is based on performance goals determined by a committee of "outside" directors and approved by the Company's stockholders. The AIP, being submitted to stockholders at the Annual Meeting, is designed to comply with Section 162(m) as performance-based compensation. The Committee's present intention is to comply in the future with Section 162(m) unless the Committee believes that such compliance would not be in the best interests of the Company and its stockholders.

Compensation of the Company's President

         As in the past, in determining Mr. Gemunder's overall compensation and each component thereof, the Committee took into consideration the report of Buck Consultants, Inc., independent, professional compensation consultants, and the financial measures cited above. Mr. Gemunder's base salary was increased from $342,500 in 1994 to $500,000 in 1995, and his annual cash bonus was increased from $250,000 in 1994 to $450,000 in 1995. Mr. Gemunder also received in 1994 a special cash bonus of $345,000 for services in connection with the public offering of the Company's Common Stock in November 1994.

         The survey data provided by the Company's consultants included 35 health care companies. The Company's performance for 1995 with respect to all measures (including sales and earnings growth, return on average common equity, and stock appreciation) exceeded the 90th percentile for surveyed companies. Mr. Gemunder's base salary and annual cash compensation for 1995 are less than the 75th percentile for the surveyed companies.

         In 1995, as long-term incentive compensation, Mr. Gemunder was granted options to purchase 140,000 shares of Common Stock at option prices equal to the fair market value of a share on the date of grant and awarded 50,000 shares of restricted Common Stock. Such restricted stock vests over a seven-year period. The Company believes that it is key to the Company's success that Mr. Gemunder be primarily motivated and rewarded on the basis of the Company's successful execution of its growth strategy. From December 31, 1994 through December 31, 1995, the number of nursing home residents served by the Company increased 47% to 216,500. Sales for 1995 increased 30% to $399.6 million, net income (excluding acquisition expenses related to pooling of interests transactions) increased 67% to $25.7 million and fully diluted earnings per share (excluding the aforementioned pooling expenses) increased 35% to 89 cents. Over this period the Company's stock price and market capitalization increased 105% and 118%, respectively. At the same time that this outstanding growth was being achieved, the Company's financial performance in relation to the surveyed companies exceeded the 90th percentile.

         Through the use of annual cash incentive awards based primarily upon the Company's most recent year performance and stock option grants and restricted stock awards which become more valuable as the value of the Company's Common Stock increases, the Committee believes its compensation policies for executive officers, including Mr. Gemunder, effectively tie executive compensation to the Company's performance and stockholder value.

Compensation Committee:                     Incentive Committee:

D. Walter Robbins, Jr., Chairman            Charles H. Erhart, Jr., Chairman
Sandra E. Laney                             John M. Mount
Sheldon Margen, M.D.                        D. Walter Robbins, Jr.
John M. Mount


COMPENSATION AND INCENTIVE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. E. L. Hutton and Gemunder, executive officers of the Company, are directors of Chemed. Ms. Laney, an executive officer of Chemed, is a member of the Audit Committee and was in 1995 a member of the Compensation Committee of the Company. In addition, all members of the Compensation and Incentive Committee, except Dr. Margen, are directors of Chemed.

                              CERTAIN TRANSACTIONS

         The Company has contracted with a division of Chemed to assist in the development of a new data processing system to integrate and standardize all operational and financial reporting functions of the Company. The Company also subleases its corporate offices from Chemed and is charged for the occasional use of Chemed's corporate aviation department and other incidental expenses based on Chemed's cost. The Company reimburses Chemed for all such services at rates which are essentially equal to those which would have been incurred if the Company were operating as an unaffiliated entity. During 1995, such reimbursements totalled $4,535,000.

COMPARATIVE STOCK PERFORMANCE

         The following graph summarizes the cumulative total return on $100 invested in the Company's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Health Care Composite Index. The graph assumes dividend reinvestment.


                    CUMULATIVE TOTAL STOCKHOLDER RETURN FOR
                    FIVE YEAR PERIOD ENDED DECEMBER 31, 1995





=======================================================================================================================
            December 31,                       1990         1991          1992        1993         1994          1995
- -----------------------------------------------------------------------------------------------------------------------
  Omnicare, Inc.                              100.00       250.75        341.85      409.27       562.45       1,154.63
- -----------------------------------------------------------------------------------------------------------------------
  S&P 500                                     100.00       130.47        140.41      154.56       136.60         215.45
- -----------------------------------------------------------------------------------------------------------------------
  S&P Health Care Composite                   100.00       154.01        128.92      118.09       133.58         210.85
=======================================================================================================================

         The total return calculations reflected in the foregoing graph were performed by Standard & Poor's Compustat Services, Inc.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of March 31, 1996 with respect to the only person known to the Company to beneficially own more than 5% of the shares of its Common Stock:


                                               NUMBER OF SHARES
         NAME AND ADDRESS OF                     AND NATURE OF                         PERCENT OF
           BENEFICIAL OWNER                BENEFICIAL OWNERSHIP (a)                     CLASS (a)
     --------------------------            ------------------------                   ------------
 Pilgrim Baxter & Associates, Ltd.               1,865,720  (b)                            5.8%
 1255 Drummers Lane
 Suite 300
 Wayne, PA  19087-1549


 ________________

(a) Under applicable Securities and Exchange Commission regulations, shares are treated as "beneficially owned" if a person has or shares voting or dispositive power with respect to the shares or has a right to acquire the shares within 60 days of March 31, 1996. Unless otherwise indicated, sole voting power and sole dispositive power are exercised by the named person. In calculating "Percent of Class" for a person, shares which may be acquired by the person within such 60-day period are treated as owned by the person and as outstanding shares.

(b) Such person has shared voting power but sole dispositive power with respect to such shares.


         The following table sets forth information as of March 31, 1996 with respect to the shares of Common Stock beneficially owned by each of the nominees and directors, each of the named executives, and all directors and executive officers of the Company as a group:



                                                 NUMBER OF SHARES AND                      PERCENT OF
        INDIVIDUAL OR GROUP                 NATURE OF BENEFICIAL OWNERSHIP               CLASS (a)(b)
 ----------------------------------         ------------------------------         -------------------------
 E.L. Hutton                                     105,069 (c)
                                                  38,500 (d)
                                                     370 (e)

 J.F. Gemunder                                   196,376 (c)
                                                 274,900 (d)                                   1.5%

 R.K. Baur                                        10,129 (c)

 K.W. Chesterman                                  94,574 (c)
                                                 131,000 (d)

 C.H. Erhart, Jr.                                  3,800 (c)

 M.L. Fox                                          8,604 (c)
                                                   2,000 (d)

 D.W. Froesel, Jr.                                 8,651 (c)

 C.D. Hodges                                      50,895 (c)
                                                  32,000 (d)

 T.C. Hutton                                       2,142 (c)
                                                   1,500 (d)
                                                     370 (e)
                                                   4,604 (f)

 P.E. Keefe                                       34,052 (c)
                                                  23,750 (d)

 S.E. Laney                                       11,422 (c)
                                                   6,750 (d)
                                                   4,604 (f)

 A.R. Lindell                                        600 (c)

 S. Margen                                         7,265 (c)

 K.J. McNamara                                     1,380 (c)
                                                   7,500 (d)
                                                   4,604 (f)

 J.M. Mount                                        1,000 (c)

 T.S. O'Toole                                      1,984 (c)
                                                   1,500 (d)

 D.W. Robbins, Jr.                                 1,800 (c)

 ALL DIRECTORS AND EXECUTIVE                     548,238 (c)
 OFFICERS AS A GROUP (18 PERSONS)                522,900 (d)
                                                     370 (e)
                                                   4,604 (f)                                       3.3%



_________________________________

(a) Under applicable Securities and Exchange Commission regulations, shares are treated as "beneficially owned" if a person has or shares voting or dispositive power with respect to the shares or has a right to acquire the shares within 60 days of March 31, 1996. Unless otherwise indicated, sole voting power and sole dispositive power are exercised by the named person. In calculating "Percent of Class" for a person, shares which may be acquired by the person within such 60-day period are treated as owned by the person and as outstanding shares.

(b)      Percent of Class is not shown if less than 1%.

(c) Shares held in individual capacity (or together with a member of his or her household) as to which such person has voting and dispositive powers (and includes shares allocated, as of December 31, 1995, to the account of each named person or member of the group under the Company's Employees' Savings and Investment Plan and its Employee Stock Ownership Plan).

(d) Shares subject to outstanding options and/or warrants exercisable within 60 days from March 31, 1996.

(e) Messrs. E. L. Hutton and T. C. Hutton are trustees of the E. L. Hutton Foundation which holds 370 shares of Common Stock over which the trustees share both voting and dispositive powers.

(f) Messrs. T.C. Hutton and K. J. McNamara and Ms. Laney are trustees of the Chemed Foundation which holds 4,604 shares of Common Stock over which the trustees share both voting and dispositive powers.

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, persons deemed to be executive officers of the Company, directors of the Company, and beneficial owners of more than 10% of the Common Stock are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during 1995 all such persons complied with these filing requirements. In making these statements, the Company has relied upon the facts of which it is specifically aware and, in the case of its directors and officers, upon their written representations.


        APPROVAL OF ANNUAL INCENTIVE PLAN FOR SENIOR EXECUTIVE OFFICERS

         The Board of Directors of the Company has adopted the Annual Incentive Plan for Senior Executive Officers (the "Plan"), subject to approval by stockholders. The Board recommends that stockholders approve the Plan at the Annual Meeting. Stockholder approval is requested to ensure that annual incentive awards paid to senior executives will be fully tax deductible as performance-based compensation, as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). A summary of the principal features of the Plan is set forth below, and the full text of the Plan is annexed as Appendix A to this Proxy Statement.

         Under Section 162(m) of the Code, the amount which the Company may deduct on its tax returns for compensation paid to certain "covered employees" (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year is generally limited to $1 million per individual. However, compensation that qualifies as "performance-based compensation" is not subject to the $1 million deduction limit. In order for compensation to qualify as "performance-based" for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by stockholders. Payment of any awards pursuant to the Plan is contingent on stockholder approval of the Plan. If such approval is not obtained, no awards will be paid under this Plan.

         The persons who are eligible to be selected to participate in the Plan are employees of the Company and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company commencing on or after January 1, 1996 the Committee anticipates would not be deductible by the Company in whole or in part unless the incentive compensation qualifies as "performance-based" under Section 162(m)(4)(C) of the Code, including members of the Board of Directors who are such employees.
Based on this eligibility standard, only two persons, Messrs. Hutton and Gemunder, are eligible to be selected to participate at the present time. Other employees of the Company and its subsidiaries may be eligible to earn lower amounts of annual incentive compensation under other arrangements that are
generally less restrictive than the Plan.   However, a larger or smaller number
of persons may be eligible to be selected to participate in the Plan in the future, depending on the compensation levels and the character of the compensation payable to the Company's executive officers in the future. Under the Plan, the Compensation Committee of the Board of Directors, or another committee designated by the Board and consisting exclusively of "outside directors" within the meaning of Section 162(m) of the Code (the "Committee"), selects participants in the Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year, and administers and interprets the Plan. An eligible employee may (but need not) be selected to participate in the Plan each year.

         No later than 90 days after the commencement of each year commencing on or after January 1, 1996 (or by such other deadline as may apply under Code
Section 162(m)(4)(C) or the Treasury regulations thereunder), the Committee will select the persons who will participate in the Plan in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such performance goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Committee retains discretion under the Plan to reduce an award at any time before it is paid. In developing the Plan and in formulating the performance criteria to be applied in administering the Plan, the Company was assisted by Buck Consultants, Inc., professional compensation consultants, who regularly serve as compensation consultants to the Company's Compensation and Incentive
Committees.

         The maximum amount of compensation that may be paid under the Plan to any participant for any year is equal to the lesser of two and one-quarter percent (2 1/4%) of the Company's consolidated income before income taxes, the cumulative effect of accounting changes, and acquisition expenses (e.g., pooling of interests), as determined in accordance with generally accepted accounting principles ("Adjusted Pre-Tax Income"), or $5.0 million. In calculating Adjusted Pre-Tax Income, each extraordinary item which increases (or has the effect of increasing) Adjusted Pre-Tax Income will be included. Adjusted Pre-Tax Income will be increased by the amount of any extraordinary item which decreases (or has the effect of decreasing) Adjusted Pre-Tax Income.


         Under the Plan, the performance goals for any year may be based on any of the following criteria, either alone or in any combination, and on either a consolidated or business unit level, and may include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may in each case determine: level of sales, earnings per share, income before income taxes and the cumulative effect of accounting changes, income before the cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, and completion of acquisitions. The foregoing terms shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of divestitures. Any of the foregoing criteria may apply to a participant's award opportunity for any year in its entirety or to any designated portion of the award opportunity, as the Committee may specify.


         The performance goals that have been established by the Committee for 1996 are based on consolidated income before income taxes, the cumulative effect of accounting changes, and acquisition expenses (e.g., pooling of interests). The Committee has determined that, unless it determines otherwise, each extraordinary item which affects such 1996 consolidated income before income taxes shall be automatically excluded or included in calculating the award that has been earned, whichever will produce the higher award. (This provision was made because the awards may qualify as "performance-based compensation" under Section 162(m) of the Code if the Committee retains discretion to reduce an award but not if the Committee retains discretion to increase an award). Under the Plan, the Committee may use the same criterion or such other criterion as set forth in the Plan for awards in future years.


         Awards may be paid under the Plan for any year only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such year and the participant is continuously employed throughout such year. The only exceptions to the continued employment requirement are if employment terminates by reason of death or disability during a year, in which case a prorated award may be paid after the close of the year, or if a Change of Control (as defined in the Company's 1995 Premium-Priced Stock Option Plan) occurs during a year, in which case a prorated award will be paid at the time of the Change of Control based on the participant's projected award for the year in which the Change of Control occurs (as determined by the Committee). If a participant's employment terminates for any reason other than death or disability during a year, any award for such year will be forfeited. However, a prorated award may also be paid after the year if employment terminates by retirement during the year, but only if such a payment will not prevent awards from qualifying as "performance-based" compensation in the absence of any termination of employment.

         Unless the Committee provides otherwise, all payments pursuant to the Plan are to be made in cash when the Committee certifies that the performance goals for the year have been satisfied.

         The Plan is in effect for the year commencing January 1, 1996 and will continue in effect for subsequent years unless and until terminated by the Committee in accordance with the provisions of the Plan. The Board may amend or terminate the Plan without stockholder approval at any time.

         For 1996, Messrs. Hutton and Gemunder are the only participants in the Plan. While the actual amounts payable under the Plan for 1996 are not determinable, the Committee has set the maximum award opportunity for each participant for 1996 at $1,359,000. The maximum award under the Plan is only earned if specified performance criteria fixed by the Committee are attained, the Committee does not exercise its discretion to reduce the maximum award opportunity, and the participant remains in the Company's employment for the entire year.

         Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN.

                      PROPOSAL TO INCREASE THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

         The Board of Directors has approved, declared advisable and recommends to the stockholders that an amendment to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") be adopted increasing the number of authorized shares of Common Stock from 44,000,000 to 110,000,000 (the "Proposed Amendment"). At March 31, 1996, there were 32,325,381 shares of Common Stock outstanding, 5,555,479 shares reserved for issuance upon conversion of the Company's 5.75% Convertible Subordinated Debentures, 1,295,636 shares reserved for potential exercise of stock options previously granted, 189,222 shares reserved for possible grant under the Company's 1992 Long-Term Stock Incentive Plan, 1,260,000 shares reserved for the 1995 Premium-Priced Stock Option Plan, 515,000 shares reserved for issuance upon exercise of outstanding warrants, and approximately 800,000 shares reserved for possible issuance in connection with obligations of the Company in certain pending or prior acquisition transactions. This leaves 2,059,282 shares of Common Stock available for issuance out of the 44,000,000 presently authorized. Upon adoption of the Proposed Amendment, 68,059,282 shares of Common Stock would be available for issuance by the Board of Directors for purposes for which shares are not currently reserved. The number of authorized shares of Common Stock was last increased by stockholders in May 1995.

         The Board of Directors believes that it is desirable and in the best interests of the Company and its stockholders that there be a substantial number of authorized shares of Common Stock available for issuance in the future. Such shares may be used for general corporate purposes, including stock splits and stock dividends, acquisitions, public offerings, stock option
and other employee incentive plans.   Authorized but unissued shares are
available for issuance from time to time to such persons and for such consideration as the Board of Directors may determine, without requiring further action by the stockholders, except as may be required by law, the Certificate of Incorporation or pursuant to the rules of any stock exchange on which the shares may then be listed. The Company has no present plans to issue any of the additional shares of the Common Stock which would be authorized by adoption of the Proposed Amendment, and there are no pending negotiations, discussions, agreements or understandings which would obligate the Company to the issuance of any such shares.

         While the Board of Directors believes that it is in the best interests of the stockholders for the Board to have the flexibility to issue additional shares in any or all of the circumstances described in the preceding paragraph, the holders of Common Stock do not have pre-emptive rights and the issuance of additional shares other than on a pro rata basis to current stockholders, would have the effect of diluting the voting power of current stockholders. In addition, the availability of sufficient authorized and unissued shares could, in certain circumstances, discourage an attempt by another person or entity to acquire control of the Company. The proposal has not, however, been prompted by an attempt by anyone to acquire control of the Company, and the Company is not aware of any such attempt.

         If the Proposed Amendment is adopted, the first sentence of Article 4 of the Certificate of Incorporation would be amended to read as follows:

                 4. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Eleven Million (111,000,000), of which One Hundred Ten Million (110,000,000) shares of the par value of One Dollar ($1.00) each, amounting in the aggregate to One Hundred Ten Million Dollars ($110,000,000), shall be common stock and of which One Million (1,000,000) shares, without par value, shall be preferred stock.


         Adoption of the Proposed Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected the firm of Price Waterhouse LLP as independent accountants for the Company and its consolidated subsidiaries for the year 1996. That firm has acted as independent accountants for the Company and its consolidated subsidiaries since 1981. Although the submission of this matter to the stockholders is not required by law or the By-Laws of the Company, the selection of Price Waterhouse LLP will be submitted for ratification at the Annual Meeting. The affirmative vote of a majority of the shares represented at the meeting is necessary to ratify the selection of Price Waterhouse LLP. If the selection is not ratified at the meeting, the Board of Directors will reconsider its selection of independent accountants.

         It is expected that a representative of Price Waterhouse LLP will be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to questions raised at the meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.

                             STOCKHOLDER PROPOSALS

         Any stockholder proposal intended to be considered for inclusion in the proxy materials for presentation at the 1997 Annual Meeting of Stockholders must be in writing and received by the Secretary of the Company not later than December 11, 1996.

                                 OTHER MATTERS

         As of the date of this Proxy Statement, neither the Board of Directors nor management knows of other matters which will be presented for consideration at the Annual Meeting. However, if any other business should come before the meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to take such action as shall be in accordance with their best judgment.


                            EXPENSES OF SOLICITATION

         The expense of soliciting proxies in the accompanying form will be borne by the Company. The Company will request banks, brokers and other persons holding shares beneficially owned by others to send proxy materials to the beneficial owners and to secure their voting instructions, if any. The Company will reimburse such persons for their expenses in so doing. In addition to solicitation by mail, officers and regular employees of the Company may, without extra remuneration, solicit proxies personally, by telephone or by telegram from some stockholders, if such proxies are not promptly received.
The Company also expects to retain D.F. King & Co., Inc., a proxy soliciting firm, to assist in the solicitation of such proxies at a cost which will not exceed $7,000 plus reasonable expenses.


                                       By Order of the Board of Directors

                                                Cheryl D. Hodges
                                                   Secretary



April 19, 1996

                                                                      APPENDIX A

                                 OMNICARE, INC.

              ANNUAL INCENTIVE PLAN FOR SENIOR EXECUTIVE OFFICERS

1.  Application

This document sets forth the annual incentive plan applicable to those employees of Omnicare, Inc. (the "Company") and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company commencing on or after January 1, 1996 the Committee (as hereafter defined) anticipates would not be deductible by the Company in whole or in part but for compliance with Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended ("162(m) Covered Employee"), including members of the Board of Directors who are such employees. This plan is hereafter referred to as the "Plan" or "Annual Incentive Plan".

2.  Eligibility

All 162(m) Covered Employees shall be eligible to be selected to participate in this Annual Incentive Plan. The Committee shall select the 162(m) Covered Employees who shall participate in this Plan in any year no later than 90 days after the commencement of the year (or no later than such earlier or later date as may be the applicable deadline for the compensation payable to such 162(m) Covered Employee for such year hereunder to qualify as "performance-based" under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code")).

3.  Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Board"), or by another committee appointed by the Board consisting of not less than two (2) Directors who are not employees of the Company or any subsidiary of the Company (the "Committee"). The Committee shall be comprised exclusively of Directors who are not employees and who are "outside directors" within the meaning of Section 162(m)(4)(C) of the Code.
The Committee shall have authority, subject to the provisions herein, to select employees to participate herein; establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, and waive rules and regulations for the Plan's administration; and make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

4.  Establishment of Performance Goals and Award Opportunities

No later than 90 days after the commencement of each year commencing on or after January 1, 1996 (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as "performance-based" under Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the method for computing the amount of compensation which will be payable under the Plan to each participant in the Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the participant's employment by the Company or a subsidiary continues without interruption during that year. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any award hereunder, within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A).

No later than 90 days after the commencement of each year commencing on or after January 1, 1996 (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as "performance-based" under Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the performance goals for such year, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may determine: level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, and completion of acquisitions. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the participant's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

5.  Maximum Award

The maximum amount of compensation that may be paid under the Plan to any participant for any year is equal to the lesser of two and one-quarter percent (2 1/4%) of the Company's consolidated income before income taxes, the cumulative effect of accounting changes, and acquisition expenses (e.g., pooling of interests), as determined in accordance with generally accepted accounting principles ("Adjusted Pre-Tax Income"), or $5.0 million. In calculating Adjusted Pre-Tax Income, each extraordinary item which increases (or has the effect of increasing) Adjusted Pre-Tax Income will be included. Adjusted Pre-Tax Income will be increased by the amount of any extraordinary item which decreases (or has the effect of decreasing) Adjusted Pre-Tax Income.

6.  Attainment of Performance Goals Required

Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect
to such year, within the meaning of applicable Treasury regulations.   Awards
shall also be contingent on continued employment by the Company or a subsidiary of the Company during such year. The only exceptions to this rule apply in the event of termination of employment by reason of death or disability (as determined by the Committee), or in the event of a Change of Control of the Company (as such term is defined in the Company's 1995 Premium-Priced Stock Option Plan), during such year, in which case the following provisions shall apply. In the event of termination of employment by reason of death or disability during a Plan year, an award shall be payable under this Plan to the participant or the participant's estate for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve.
In the event of a Change of Control during a Plan year and prior to termination of employment, an incentive award shall be paid under the Plan at the time of such Change of Control to each participant, with the amount of such award being equal to the participant's projected award under the Plan (as determined by the Committee) for the year in which the Change of Control occurs, multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to the Change of Control and the denominator of which is the number twelve. An additional exception shall apply in the event of termination of employment by reason of retirement during a Plan year, but only if and to the extent it will not prevent any award payable hereunder (other than an award payable in the event of death, disability, Change of Control or retirement) from qualifying as "performance-based compensation" under Section 162(m)(4)(C) of the Code. Subject to the preceding sentence, in the event of termination of employment by reason of retirement during a Plan year an award shall be payable under this Plan to the participant for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. A participant whose employment terminates prior to the end of a Plan year for any reason not excepted above shall not be entitled to any award under the Plan for that year.

7. Stockholder Approval and Committee Certification Contingencies; Payment of Awards

Payment of any awards under this Plan shall be contingent upon stockholder approval of the Plan, prior to payment, in accordance with applicable Treasury regulations under Code Section 162(m). Unless and until such stockholder approval is obtained, no award shall be paid pursuant to this Plan. Subject to the provisions of Paragraph 6 above relating to death, disability, Change of Control and retirement, payment of any award under this Plan shall also be contingent upon the Compensation Committee's certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable Treasury regulations under Code
Section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).

8.  Amendment or Termination

The Board of Directors may amend, modify or terminate this Plan at any time, provided that no such amendment, modification or termination shall adversely affect the incentive opportunity of any participant with respect to the portion of the year elapsed prior to the date of such amendment, modification or termination, without such participant's written consent.

9.  Interpretation and Construction

Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as performance-based compensation under Code
Section 162(m)(4)(C), and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.
No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant's employment, which shall remain "employment at will" unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

10. Governing Law

The terms of this Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles of that State.

OMNICARE, INC.
2800 CHEMED CENTER
255 EAST FIFTH STREET                      PLEASE MARK, SIGN, DATE AND RETURN
CINCINNATI, OHIO 45202-4728                PROXY CARD PROMPTLY USING THE
                                           ENCLOSED ENVELOPE.

- --------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 20, 1996.

The undersigned hereby appoints E. L. Hutton, J. F. Gemunder, and C. D. Hodges as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Omnicare, Inc. held of record by the undersigned as of April 8, 1996 at the Annual Meeting of Stockholders to be held on May 20, 1996, or at any adjournment thereof.

ELECTION OF DIRECTORS
Nominees:
Edward L. Hutton            Cheryl D. Hodges           Kevin J. McNamara
Joel F. Gemunder            Thomas C. Hutton           John M. Mount
Ronald K. Baur              Patrick E. Keefe           Timothy S. O'Toole
Kenneth W. Chesterman       Sandra E. Laney            D. Walter Robbins, Jr.
Charles H. Erhart, Jr.      Andrea R. Lindell
Mary Lou Fox                Sheldon Margen, M.D.


                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                         (continued from other side)

(1)  Election of Directors (see reverse)

______  FOR ALL NOMINEES                     ______  WITHHOLD ALL
        listed (except those whose                   AUTHORITY to vote in the
        names are inserted on the                              election of
        line to the right)                                     directors
                                                      _________________________

(2)  To approve and adopt the Company's Annual
     Incentive Plan for Senior Executive
     Officers.                                     _____     _____     _____
                                                    FOR     AGAINST   ABSTAIN

(3)  To adopt an amendment to the Company's
     Restated Certificate of Incorporation
     increasing the number of authorized shares
     of Common Stock from 44,000,000 to
     110,000,000.                                  _____     _____     _____
                                                    FOR     AGAINST   ABSTAIN


(4)  To ratify the selection of independent
     accountants.                                  _____     _____     _____
                                                    FOR     AGAINST   ABSTAIN

(5)  In their discretion, the Proxies are
     authorized to vote upon such other
     business as may properly come before
     the meeting.


IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS (1) (2) (3) AND (4).

                                When signed on behalf of a corporation,
                                partnership, estate, trust, or other
                                stockholder, state your title or capacity or otherwise indicate that you are authorized to sign.

                                Dated:  ________________________________, 1996
                                          (Be sure to date Proxy)

                                Signed: ______________________________________

                                ______________________________________________
                                (please sign exactly as name(s) appear at left)